Contact:	Rudolph A. Lutterschmidt
(610) 834-9600

FOR IMMEDIATE RELEASE

Nocopi Technologies, Inc.
9C Portland Road
West Conshohocken, PA 19428

Nocopi Technologies, Inc. announces an Agreement of Terms with
Entrevest I Associates

West Conshohocken, Pa. September 21, 2004/PRNewswire.     Nocopi Technologies, Inc. (OTC Bulletin Board: “NNUP”), a company dedicated to providing solutions for product counterfeiting and diversion for national and international clients announced today that effective September 10, 2004, Nocopi Technologies, Inc. entered into an Agreement of Terms with Entrevest I Associates pursuant to which, as consideration for the release of certain stock option rights to purchase up to 40,000,000 shares of the Company’s common stock and the release of the right to designate a member to the board of directors, the Company will issue 1,250,000 shares of restricted common stock in the Company to Entrevest pursuant to a valid private placement. Entrevest I Associates currently owns 3,333,333 shares of common stock of the Company. Also, as part of the Agreement, Michael Solomon has resigned from the Board of Directors.

Nocopi Technologies, Inc., a well-known company for the past fifteen years is in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products.)

Forward Looking Information

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, under the caption “Uncertainties That May Affect the Company, its Operating Results and Stock Price”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.